Exhibit 99.2
PLAYSTUDIOS AND ACIES COMPLETE BUSINESS COMBINATION,
WILL BEGIN TRADING ON NASDAQ AS “MYPS”
Public listing positions mobile gaming leader to accelerate product development and pursue acquisitions
LAS VEGAS & MANHATTAN BEACH, Calif., June 21, 2021 — PLAYSTUDIOS, Inc. (“PLAYSTUDIOS” or the “Company”), an award-winning developer of free-to-play casual mobile and social games that offer real-world rewards to loyal players, announced today that it has completed its previously announced business combination (the “Business Combination”) with Acies Acquisition Corp. (Nasdaq: ACAC, ACACU, ACACW) (“Acies”). The Business Combination was approved at a special meeting of Acies’ shareholders on June 17, 2021 and the combined company changed its name to PLAYSTUDIOS, Inc.
Beginning on Tuesday, June 22, 2021, PLAYSTUDIOS’ Class A Common Stock and warrants will trade on the Nasdaq under the ticker symbols “MYPS” and “MYPSW,” respectively. With approximately $220 million in cash(1), PLAYSTUDIOS is poised to accelerate the company’s growth initiatives, which include substantially expanding product development and acquisitions of other gaming and related companies.
PLAYSTUDIOS has developed a portfolio of beautifully designed, top-ranked games that have attracted a loyal following due, in part, to the company’s unmatched playAWARDS Loyalty Program, which allows players to earn real-world rewards from a curated collection of over 95 partners and 290 entertainment, retail, travel, leisure, and gaming brands. To date, the PLAYSTUDIOS community has used its in-app loyalty points to purchase over 11 million rewards with a retail value of nearly $500 million. The Company was honored with a 2021 Top Publisher Awards by App Annie, the gaming industry’s leader in app analytics and aggregated app performance data.
PLAYSTUDIOS is led by Founder, Chairman, and Chief Executive Officer Andrew Pascal, who will continue to lead the combined company along with his current founder-led management team. The Board of Directors will initially consist of six members, including Andrew Pascal, William Hornbuckle, James Murren, Jason Krikorian, Judy K. Mencher, and Joe Horowitz.
“As PLAYSTUDIOS enters this exciting new chapter in our history, we are uniquely positioned to accelerate our growth within the robust games market,” Mr. Pascal said. “Our listing on Nasdaq is a testament to the enormous opportunity ahead of us as we leverage our strengthened capital position and institutional support to launch new products, pursue new acquisition opportunities, and scale up our unique playAWARDS loyalty program.”
J.P. Morgan and LionTree Advisors acted as financial advisors to PLAYSTUDIOS and Davis Polk acted as the company’s legal advisor. Morgan Stanley acted as capital markets advisor to Acies Acquisition Corp., and Latham & Watkins LLP acted as its legal advisor. J.P. Morgan, LionTree Advisors, Morgan Stanley, and Oppenheimer & Co. acted as placement agents for the PIPE.
About PLAYSTUDIOS Inc.
PLAYSTUDIOS is the developer and operator of award-winning free-to-play casual games for mobile and social platforms. The company’s collection of original and published titles is powered by its groundbreaking playAWARDS loyalty marketing platform, which enables players to earn real-world rewards from a portfolio of global entertainment, retail, technology, travel, leisure, and gaming brands across 17 countries and four continents. Founded by a team of veteran gaming, hospitality, and technology entrepreneurs, PLAYSTUDIOS brings together beautifully designed mobile gaming content with an innovative loyalty platform in order to provide its players with an unequaled entertainment experience and its partners with actionable business insights. To learn more about PLAYSTUDIOS, visit https://playstudios.com.
About Acies Acquisition Corp.
Acies Acquisition Corp. (Nasdaq: ACAC) is a newly organized blank check company, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company was established in October 2020 to focus on identifying a business combination target within the live, location-based and mobile experiential entertainment industries. To learn more about Acies, visit https://aciesacq.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the listing of the Company’s Class A common stock and the Company’s warrants on the Nasdaq. The company’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.
(1) Cash and cash equivalents expected to be reflected on the unaudited pro forma combined balance sheet of Acies and PLAYSTUDIOS as of March 31, 2021 after giving effect to the Business Combination to be filed with the U.S. Securities and Exchange Commission

Most of these factors are outside the company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the company to grow and manage growth profitably, and retain its key employees; (2) costs related to the business combination; (3) the inability to maintain listing of the company’s shares on the Nasdaq; (4) the company’s ability to execute its business plan and meet its projections; (5) the outcome of any legal proceedings that may be instituted against the company; (6) the impact of COVID-19 on the company’s business; (7) the company’s transition to becoming a public company including the associated expenses and the impact of public financial and other disclosures on its negotiations and arrangements with key counterparties; (8) changes in applicable laws or regulations; (9) general economic, business, and/or competitive factors; and (10) other risks and uncertainties included from time to time in the company’s other filings with the U.S. Securities and Exchange Commission (the “SEC”). Additional information will be made available in other filings that the company makes from time to time with the SEC. In addition, any forward-looking statements contained in this press release are based on assumptions that the company believes to be reasonable as of this date. The company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.
SOURCE: PLAYSTUDIOS, Inc.
Investor Relations
Jacques Cornet
IR@playstudios.com
Media Relations
Doug Donsky / Amy Rossetti
media@playstudios.com
Acies Acquisition Corp.
info@aciesacq.com